Exhibit 8.1

Suite 900, 607 14th Street, NW

Washington, DC 20005-2018

t 202 508 5800 f 202 508 5858

August 23, 2017

Board of Directors

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Ladies and Gentlemen:

We have acted as special counsel to Sandy Spring Bancorp, Inc., a Maryland corporation (“Sandy Spring”), in connection with the Agreement and Plan of Merger, dated as of May 15, 2017, between Sandy Spring, WashingtonFirst Bancshares, Inc., a Virginia corporation (“WashingtonFirst”) and Touchdown Acquisition, Inc., a Virginia corporation (“Merger Sub”) and wholly-owned subsidiary of Sandy Spring (the “Agreement”), pursuant to which (i) Merger Sub will merge with and into WashingtonFirst, with WashingtonFirst surviving as a wholly-owned subsidiary of Sandy Spring (the “Merger”), and (ii) immediately thereafter, WashingtonFirst will merge with and into Sandy Spring, with Sandy Spring continuing as the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”). As required pursuant to Section 7.2(e) of the Agreement, we are rendering our opinion (the “Opinion”) concerning certain United States federal income tax consequences of the Integrated Mergers.

In preparing our Opinion, we have examined or relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Agreement; (ii) the registration statement on Form S-4 in connection with the Integrated Mergers, and the joint proxy statement/prospectus, included therein, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”); and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of WashingtonFirst and Sandy Spring dated the date hereof (the “Representation Letters”). For purposes of our Opinion we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and it is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations of WashingtonFirst and Sandy Spring as set forth in the Representation Letters. We have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement or any other documents. We have further assumed that the Integrated Mergers will be consummated in accordance with the Agreement and the Registration Statement.

Board of Directors

Sandy Spring Bancorp, Inc.

August 23, 2017

Our Opinion is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our Opinion. Our Opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers”: (1) we are of the opinion that, under current law, the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Code section 368(a), and (2) the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers” constitutes our opinion as to the material U.S. federal income tax consequences to the Integrated Mergers to the holders of WashingtonFirst common stock.

Except as set forth above, we express no opinion to any party as to any tax consequences of the Integrated Mergers or any transaction related thereto, whether U.S. federal, foreign, state or local. Our Opinion has been prepared in connection with the Integrated Mergers and may not be relied upon for any other purpose without our prior written consent. Our opinion is expressed as of the date hereof, and we assume no obligation to revise or supplement our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP